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                                                                  EXHIBIT 10.116

                         PRODUCER - COMPANY AGREEMENT


     THIS AGREEMENT, made this 15th day of May, 1996, by and between REGIONAL BENEFITS INSURANCE SERVICES (hereinafter referred to as the "Company"), and HULL & CO., INC. (hereinafter referred to as the "Producer").

     The parties hereto agree as follows:

     1. The Producer is an independent contractor, not an employee of the Company subject to requirements imposed by law, the terms of this agreement and its addenda, and the maximum premium limits and underwriting rules and regulations of the insurance carriers to whom business will be submitted by Company.

     2. The Company hereby grants authority, and that authority only, to the Producer in the State of Florida, to solicit and accept applications for Florida Workers' Compensation and Employers Liability Insurance, and Accident and Health to collect and receipt for premiums thereon.

     3. The Producer agrees to keep a true and complete record and account for all business transacted for or on behalf of the Company, and to report all risks assumed and forward all applications to the Company for acceptance within 24 hours after the effective date thereof.

     4. The Producer agrees that all monies or funds of the Company from whatever source received, and all premiums collected on policies issued through the Company, less only the commissions on such premiums as provided in writing by the Company at the time the insurance is effective, shall be held as a fiduciary trust and be paid to the Company, as hereinafter provided or on demand and shall not be used for any other purpose whatsoever.

     5. The Producer agrees that any credit extended for the payment of premiums shall be at the sole risk of the Producer, and that the Producer will account for and pay over to the Company all premiums on such business and will remit premiums and render account reports to the Company not later than 45 days following the end of the month after Company billing for new premiums, additional premiums, renewal premiums and additional premiums developed by audit. The Producer shall not offset balances due under one contract with any offset due under any other contract. The Producer may be relieved from responsibility for payment of uncollectible workers' compensation final audits by turning back said final audits to Company for direct collection within 45 days from the date of receipt of said final audit. Producer may be relieved of responsibility for payment of final workers' compensation audit billings caused by fraudulent reporting provided that Producer provides Company documentary evidence of such fraudulent reporting within 30 days from the date of receipt of the final workers' compensation audit billing. No commission will be paid on amounts turned back to Company for direct collection and failure to timely turn back said final audits will not relieve Producer from liability for the premium.

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     6.  The omission of any item(s) from a monthly statement shall not affect the responsibility of either party to account for and pay all amounts due the other, nor shall it prejudice the rights of either party to collect all such amounts due from the other.

     7. The Producer is authorized to advance premiums on behalf of policyholders, in which event the Producer accepts full responsibility for such premiums.

     8. The Producer agrees that the above terms create a guarantee by the Producer for the Payment of all premiums under the payment terms of paragraph 5, above.

     9. The Company shall have the right to reject any application submitted by the Producer. The Producer shall have no authority to make, add to or in any way alter any policy of insurance or other contract affecting the Company, nor to waive any of the Company's rights thereunder, nor appoint or terminate the appointment of agents.

     10.  The Producer will:

          (a) Provide all usual and customary services of an insurance producer on all insurance contracts placed by the Producer with the Company as well as sales, advertising, marketing, and guaranteeing payment of premium.
          (b) Exercise his authority personally or through his authorized employees.
          (c)   Represent other companies.
          (d) Exercise exclusive and independent control of his time and the conduct of his producer's office.
          (e) Provide Company with proof of insurance for current errors & omissions coverage and fidelity bond.
          (f) Use their best efforts to write a minimum of $4,000,000 in new EAP, net of bad debts, during each term.

     11. The Company shall not be responsible for any producer expenses, including rent, transportation, clerical hire, fees, postage, telegrams, telephone, advertising or any other expense in connection with the operation or maintenance of the Producer's office, nor shall the Producer incur any expense for claims incurred, nor shall he discharge or incur any liability whatsoever under any policy issued through this Agreement.

     12. The Company reserves the right to cancel any policy by direct notice to the insured, and in the event the Company refunds return premiums under any policy by reason of cancellation, rescission or otherwise, the Producer shall immediately return to the Company the commission originally retained by him prorated to the amount of the premium refunded.

     13. This Agreement supersedes all previous agreements, whether oral or written, between the Company and the Producer. Any amendments and changes to this Agreement must be made in writing, signed by both Company and Producer and specify the effective date. The Producer may not assign this Agreement directly or indirectly in whole or in part without prior written approval of Company. In the event of termination of this agreement, the Producer having promptly accounted

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for and paid over premiums for which he may be liable, the Producer's billing records and the use and control of expirations shall remain the property of the Producer and be left in his undisputed possession; otherwise, the billing records, use and control of all expirations of business placed with the Company shall become vested in the Company and the Company shall have the right to direct bill and direct collect premiums. Company will also have the right to assign said business to replacement producers.

     If in disposing of such billings and expirations, the Company does not realize sufficient money to discharge in full the Producer's indebtedness to the Company, the Producer shall remain liable for the balance of such indebtedness. Any amount realized in excess of indebtedness, less expense of disposing of such records and expirations, shall be returned to the Producer.

     14.  The Producer is not authorized to bind policies of insurance.

     15. The term of this Agreement is one year and will be automatically renewed for subsequent consecutive one year terms unless the notice specified below in this paragraph is given. This Agreement may be amended at any time in writing, signed by both Company and Producer, or it may be terminated at any time upon written agreement, signed by both Company and Producer. The Company may suspend the authority of the Producer during the pendency of any dispute regarding any event of default. Company cannot amend or terminate without giving 90 days (180 days after this Agreement has been in force for a one year period) advance written notice to the Producer except in those instances in which the Producer has done any of the following:

          (a) The Producer has violated the written underwriting rules or regulations of the Company, which violation has misled the Company concerning the nature or the extent of a risk.
          (b) The Producer has failed to comply with the provisions of this agreement.
          (c) The Producer has failed to remit funds within 10 days after receiving written notice that the time limits set forth in paragraph 5 have not been met.
          (d) The Producer has had his license suspended or revoked by the Florida Commissioner of Insurance.
          (e) The Producer has engaged in fraudulent acts affecting his relationship with the Company or its insureds.
          (f)   The Producer becomes insolvent.
          (g)   The Producer fails to pay premiums to the Company when due.

     16. Upon the receipt by the Producer of written notice of termination, the Producer shall immediately remit to the Company all fiduciary funds held for the benefit of the Company, and the Producer will forward any deposit premium accepted thereafter immediately to the Company. The Producer shall also immediately return to the Company all unused forms and any other property of the Company in the Producer possession.

     17. In the event that any legal action is commenced by either party to enforce the terms of this Agreement, the prevailing party in such legal action shall be entitled to, in addition to any other remedies provided hereunder or by law, its reasonable attorneys' fees and costs incurred in such

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action. It is expressly agreed that any litigation related to or connected with this Agreement shall be subject only to the jurisdiction of the courts within the State of California, both federal and state, and no other jurisdiction. The undersigned hereby submit to the jurisdiction of the courts of Los Angeles County and the Federal District Court, Central District located in Los Angeles, California.

     18. The Producer must notify the Company in writing if there is a change in ownership of 10% or more of the outstanding stock in the Producer, if there is a change in any principal officer of the Producer, or a change of Director of the Producer.

     19. During the term of this Agreement, Company may disclose proprietary information to Producer. Producer agrees not to ever disclose said proprietary information to any third parties. Producer further agrees not to utilize Company's proprietary information after the termination of this Agreement. Producer agrees not to move business written through Company during the term of this Agreement plus the policy year thereafter.

     IN WITNESS WHEREOF, Company and Producer have caused this agreement to be executed on the day and year first above written.


HULL & CO., INC.
(PRODUCER)



By:_________________________________
Title:______________________________


REGIONAL BENEFITS INSURANCE SERVICES
(COMPANY)


By:_________________________________
         James K. Hindes
Title:   Vice President
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                                   Addendum A

                                COMMISSION RATES
                                ----------------


A commission of three percent (3%) of the collected earned premium plus the NCCI expense constant currently at $140 per policy will be paid to producer on each Workers' Compensation Policy written by Producer.

Company and Producer will split equally (50/50) any and all commissions earned due to the production of MetraHealth business by Producer.

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                                   Addendum B

                                SPACE AGREEMENT
                                ---------------


     During the term of this Agreement, Producer will provide Company with office space located within Producer's office (hereinafter "subject space") at no charge to Company for one of Company's employees. Company employees will have adequate parking available and will be given access to all necessary areas, for example; bathrooms, kitchen and lounge area, etc., at all times.

    Producer will continue to be solely responsible for maintenance of their office space including the subject space, telecommunications and furniture they have provided, except that Company shall be responsible for the maintenance of its own furniture (if any) and equipment. Company will be responsible to pay for its own furniture, equipment, computers, faxes, phones, terminals, supplies, and mail services. Company assumes no obligations of any kind in regard to the subject space, including, but not limited to, Producer's obligations with respect to any lease which may be in effect during the term of this Agreement. Producer warrants that neither the making of this Agreement nor the terms of this Agreement violate the lease on the subject space or any other agreement.

    Company will add the Producer location to all relevant policies of insurance. No expenses, other than those which are previously agreed upon by both parties in writing, will be charged to, or incurred on behalf of, Company by Producer. Should the Company wish to lease additional equipment, services, or space from Producer, said lease will be the subject of a separate agreement after good faith negotiations.

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